Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR AUGUST 2019

Dallas, Texas, August 5, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.228930 per unit, payable on August 29, 2019, to unit holders of record on August 15, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for May 2019 and the gas production for April 2019. Preliminary production volumes are approximately 50,457 barrels of oil and 524,249 Mcf of gas. Preliminary prices are approximately $57.62 per barrel of oil and $1.97 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	50,457	524,249	$57.62	$1.97
Prior Month	33,373	432,966	$59.44	$2.40

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of July, approximately $3,436,940 of revenue received will be posted in the following month of August in addition to normal receipts during August. Since the close of business in July and prior to this press release, approximately $721,000 in revenue has been received.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and the 1st Quarter 2019 report are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839